Exhibit 21.1
SUBSIDIARIES OF BLACKBAUD, INC.
Blackbaud Canada, Inc. (Toronto)
Blackbaud Europe Ltd. (Scotland)
Blackbaud Pacific Pty. (New South Wales, Australia)
Target Software, Inc. (Massachusetts)
Target Analysis Group, Inc. (Delaware)

*All subsidiaries 100% owned by Blackbaud, Inc.